Exhibit 99.1

Outbrain Announces Closing of New Senior Secured Notes Due 2030

New York, February 11, 2025 -- Outbrain Inc. (NASDAQ: OB), which is operating under the new Teads brand, today announced the successful closing of its Rule 144A/Reg S private offering (the “Offering”) of $637.5 million in aggregate principal amount of 10.000% senior secured notes due 2030 (the “Notes”) at an issue price of 98.087% of the principal amount thereof in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The size of the Offering was increased from the previously announced $625.0 million aggregate principal amount. The Notes will be guaranteed, jointly and severally on a secured, unsubordinated basis by Outbrain and each existing and future wholly owned subsidiary of Outbrain that becomes a borrower, issuer or guarantor under Outbrain’s super senior secured revolving credit facility.

The proceeds of the Offering were used, together with cash on hand, to repay in full and cancel the indebtedness incurred under  the senior secured bridge facility (the “Bridge Facility”), including accrued and unpaid interest thereon, that was used to finance and pay costs related to the acquisition of Teads, as well as pay fees and expenses incurred in connection with the Offering and the Bridge Facility refinancing.

About The Combined Company

Outbrain Inc. (Nasdaq: OB) and Teads combined on February 3, 2025 and are operating under the new Teads brand. The new Teads is the omnichannel outcomes platform for the open internet, driving full-funnel results for marketers across premium media. With a focus on meaningful business outcomes, the combined company ensures value is driven with every media dollar by leveraging predictive AI technology to connect quality media, beautiful brand creative, and context-driven addressability and measurement. One of the most scaled advertising platforms on the open internet, the new Teads is directly partnered with more than 10,000 publishers and 20,000 advertisers globally. The company is headquartered in New York, with a global team of nearly 1,800 people in 36 countries.

To learn more, visit www.outbrain.com or www.teads.com

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Investor Relations Contact
IR@outbrain.com
(332) 205-8999